Exhibit 99.1

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI (248) 290 – 5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI (906) 341-7140

kgeorge@bankmbank.com

FOR IMMEDIATE RELEASE

Mackinac Financial Corporation to acquire Niagara Bancorporation (Wisconsin)

•                  Niagara Bancorporation is the holding company for First National Bank of Niagara and is headquartered in Niagara, WI, very close to the Upper Peninsula border and Iron Mountain Michigan.

•                  The acquisition entails 4 full service banking locations and nearly $70 million in assets. All banking locations will remain open at this time.

•                  The transaction is expected to close late in the 3rd Quarter or early 4th Quarter of 2016.

•                  The transaction will be Mackinac Financial Corporation’s 2nd in 2016 and will increase the number of branch locations in Wisconsin from 3 to 7 and total branches from 20 to 24.

MANISTIQUE, Mich. and Niagara, Wisc., May 24, 2016 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, and the Directors of Niagara Bancorporation (Niagara), the holding company for First National Bank of Niagara today announced the execution of a definitive agreement for Mackinac to acquire Niagara in an all cash transaction for a fixed $7.325 million purchase price.

The transaction will increase mBank’s asset position as the largest bank headquartered in the Upper Peninsula of Michigan with post-transaction assets estimated at approximately $930 million and gross balance sheet loans of roughly $735 million. Total loans under management including service retained portfolios equates to approximately $1 billion. Combined core deposits are expected to total approximately $650 million. It is also anticipated that mBank will rank as the 12th largest financial institution headquartered in Michigan, out of 106 banks (ranked by total assets of such institutions as of March 31, 2016 after giving effect to the acquisition).

“We are extremely pleased to be able to partner with another community-focused institution in the State of Wisconsin for our next transaction,” said Kelly W. George, mBank President and CEO. “The increased footprint which bridges our Upper Peninsula of Michigan and Eagle River, Wisconsin locations will allow us to offer an even more convenient and comprehensive banking experience to both Western UP and Northern Wisconsin markets. In turn, we will expand and deepen valued client relationships and look forward to developing new customers in the region where the business ecologies are quite similar.  From the entire mBank staff, management, and Board of Directors, we all look forward to working with everyone at Niagara in the future. More details of the transaction will be forthcoming in the next few weeks, please look to our website, additional mailings, or stop into one of the company’s branches to personally discuss the transaction with one of our friendly bankers.”

Niagara is a bank holding company with First National Bank of Niagara as its wholly-owned subsidiary. First National Bank of Niagara currently operates 4 full-service banking centers, one each in Niagara, Aurora Florence and Spread Eagle, WI.  Niagara has total assets of approximately $70 million, loans of $35 million and deposits of $60 million. Combined with mBank’s current 17 branches in Michigan and 3 branches in Wisconsin, the acquisition will increase total branches from 20 to 24.

“As with our first two acquisitions, this deal is a sound strategic fit for the company” commented Paul D. Tobias, Chairman of Mackinac and mBank. “The locations complement our current footprint and the economics of the deal meet the key metrics we require as a Board and management team.  We believe these new markets have good growth potential and are a natural and valuable addition to MFNC.”

The transaction is expected to close in the 3rd Quarter or early 4th Quarter of 2016. The transaction remains subject to approval by federal and state regulatory authorities as well as the satisfaction of other customary closing conditions provided in the merger agreement. The merger agreement also provides that First National Bank of Niagara will be consolidated into mBank.

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP. Niagara was advised by Hovde Group and the law firms of JK Law, LLC and Reinhart Boerner Van Deuren s.c.

About Mackinac Financial Corporation & mBank

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $870 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

About Niagara Bancorporation

Headquartered in Niagara, Wisconsin, Niagara Bancorporation through its wholly owned subsidiary, First National Bank of Niagara, is a full-service community-based financial services company with locations in Marinette County and Florence County in Wisconsin.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding Mackinac’s outlook or expectations with respect to the acquisition of Niagara, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Mackinac’s future performance. Words and phrases such as “growth,” “anticipates,” “estimates,” “expect,” “plan,” “approximately,” “allows,” “should,” “will,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Mackinac undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors relating to both the transaction and the integration of Niagara into Mackinac after closing include, without limitation:

•                  The anticipated cost savings and strategic gains expected from the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•                  The integration of Niagara’s business and operations into Mackinac, which will include conversion of Niagara’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Niagara’s or Mackinac’s existing businesses;

•                  Mackinac’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Mackinac may incur more credit losses from Niagara’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under “Risk Factors” in Mackinac’s Annual Report on Form 10-K filed with the securities and exchange commission on March 30, 2016. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.